UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009 (March 11, 2009)

EMBASSY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-1449794	26-3339011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Gateway Drive, Suite 100
Bethlehem, PA	18017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 882-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant tor Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 11, 2009, Embassy Bank for the Lehigh Valley (the “Bank”), the primary operating subsidiary of Embassy Bancorp, Inc. (the “Company”), executed a lease agreement with Polaris Cedar Crest, LLC (the “Landlord”) for its new branch office to be located at 1142 S. Cedar Crest Boulevard in Allentown, Pennsylvania (the “Lease”).

The Lease provides for an initial term of eleven (11) years, and grants the Bank two (2) successive options to renew for a term of seven (7) years each, and one (1) additional option to renew for a term of four (4) years and ten (10) months, at an initial annual rental amount of $184,008.00.  Pursuant to the terms of the Lease, the rental amount will increase annually by 2.5% over the annual rent for the immediately preceding Lease year.

Commencement of the Lease is conditioned upon (i) the Landlord closing on its pending purchase of the subject property from VIST Bank (the “Seller”); (ii) termination of the current ground lease on the property between the Bank and the Seller; and (iii) withdrawal of the Landlord’s pending lawsuit against the Bank arising from a dispute related to the construction of the branch located on the subject property, which construction is substantially complete.

The Bank previously received approval to establish this new branch from the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation.  The Bank anticipates commencing operations at the branch during the third quarter of 2009.

The foregoing description of the Lease is qualified in its entirety by reference to the actual Lease to be filed as an exhibit to Embassy Bancorp, Inc.’s Form 10-K for the year ended December 31, 2008, which exhibit is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBASSY BANCORP, INC.

Date: March 17, 2009	By:	/s / Judith A. Hunsicker

		Name:	Judith A. Hunsicker
		Title:	Senior Executive Vice President,
Chief Operating and Financial Officer